Exhibit 99.1

                Baker Expands Credit Capacity Under New Facility


    PITTSBURGH, Sept. 21 /PRNewswire-FirstCall/ -- Michael Baker Corporation (Amex: BKR) has entered into a $60 million revolving credit facility with a consortium of Pennsylvania and Ohio financial institutions. The company intends to use the funds available under the facility for acquisitions and general corporate purposes.

    Citizens Bank of Pennsylvania is the lead bank for the facility, and is joined by PNC Bank, N.A., and Fifth Third Bank. The new arrangement increases Baker's existing credit capacity by $20 million and provides improved terms and conditions.

    "We are pleased to have obtained this expanded credit facility with this strong group of local institutions," Donald P. Fusilli, Jr., president and chief executive officer, said. "This arrangement provides us with the additional borrowing capability we will need to execute our growth agenda for the company."

    Michael Baker Corporation ( http://www.mbakercorp.com ) provides engineering and energy expertise for public and private sector clients worldwide. The firm's primary services include engineering design for the transportation and civil infrastructure markets, operation and maintenance of oil and gas production facilities, architecture, environmental services, and construction management for building and transportation projects. Baker has more than 4,500 employees in over 40 offices across the United States and internationally.



SOURCE  Michael Baker Corporation
    -0-                             09/21/2004
    /CONTACT: David Higie of Michael Baker Corporation, +1-412-269-6449/ /Photo: NewsCom: http://www.newscom.com/cgi-bin/prnh/20020605/BAKERLOGO
             AP Archive:  http://photoarchive.ap.org
             PRN Photo Desk, photodesk@prnewswire.com /
    /Web site:  http://www.mbakercorp.com /
    (BKR)

CO:  Michael Baker Corporation; Citizens Bank of Pennsylvania
ST:  Pennsylvania
IN:  CST OIL
SU:  FNC